Exhibit 99.1

FOR IMMEDIATE RELEASE

BLACK BOX CORPORATION ANNOUNCES DEFINITIVE AGREEMENT
FOR THE SALE OF ITS FEDERAL GOVERNMENT IT SERVICES BUSINESS

PITTSBURGH, PENNSYLVANIA, August 17, 2018 – Black Box Corporation (NASDAQ:BBOX), a leading digital solutions provider, announced that it has entered into a definitive agreement to sell its Federal Government IT Services Business (the “Federal Business”) to a private equity firm for a cash purchase price of $75 million. The buyer has agreed to purchase 100% of the equity interests of the Federal Business on a debt-free, cash-free basis. Consummation of the transaction is subject to customary closing conditions and the parties anticipate a closing on or before August 31, 2018. Raymond James & Associates and Jones Day are representing Black Box in this transaction.
As previously disclosed, the Second Amendment dated June 29, 2018 to Black Box’s Credit Agreement dated May 9, 2016, as amended (the “Credit Agreement”), requires that Black Box satisfy certain milestones related to the sale of the Federal Business, including the execution of this definitive agreement and the consummation of the sale by August 31, 2018 (subject to extension by the Agent under the Credit Facility). The net proceeds of the sale of the Federal Business, after fees, costs, expenses and accrued interest under the Credit Facility, will be used to pay down all outstanding indebtedness under the new $10 million LIFO senior revolving credit facility, which will then remain available for future borrowings (subject to continued compliance with the Credit Agreement). The remainder of the net proceeds will be used to pay down other indebtedness under the Credit Agreement.
While the entry into a definitive agreement for the sale of the Federal Business is a significant milestone for Black Box, the Company also remains focused on exploring all other strategic alternatives with the assistance of Raymond James and Jones Day to address its liquidity needs including, among others, refinancing, restructuring and the sale of some or all of the remaining businesses of the Company. This process reflects the continued commitment of the Board of Directors of the Company to act in the best interests of the Company and to maximize value for the Company’s stockholders.

While the Company is working expeditiously to consummate the sale of the Federal Business and on other strategic alternatives, there can be no assurances that the sale of the Federal Business will be consummated or that the Company will be able to consummate any other strategic alternatives.

As previously announced, the Company will release its first quarter of Fiscal 2019 financial results on Monday, August 20, 2018. The Company plans to issue a press release announcing its results before the market opens. A conference call will follow at 9:00 a.m. Eastern Time, hosted by Joel Trammell, President and Chief Executive Officer of Black Box Corporation.
About Black Box
Black Box (NASDAQ:BBOX) is the trusted digital partner. With more than 40 years of experience connecting people and devices, we are dedicated to helping clients embrace the intelligent edge and enable their digital transformation. Our award-winning products and extensive services connect you with your customers, your team, and the world. Every day, our customers trust us to design, deploy, and manage their digital needs including retail IoT solutions, healthcare, and mission-critical control room infrastructures across commercial enterprises and governmental organizations. With a global presence and extensive team of technical experts, we make digital transformation possible whether at one location or hundreds. To learn more about Commercial Services and Government Solutions visit bboxservices.com. To learn more about Technology Products Solutions visit blackbox.com. Follow us on Twitter at @blackbox_ns.

Black Box® and the Double Diamond logo are registered trademarks of BB Technologies, Inc.

1000 Park Drive, Lawrence, PA 15055-1018 • (724) 746-5500 • FAX (724) 746-0746

Exhibit 99.1

Cautionary Forward-Looking Statements
When included in this Form 8-K, the words “expects,” “believes,” and “anticipates” and analogous expressions are intended to identify forward-looking statements. One can also identify forward-looking statements by the fact that they do not relate strictly to historical or current facts. Such statements are inherently subject to a variety of risks and uncertainties that could cause actual results to differ materially from those projected. Although it is not possible to predict or identify all risk factors, such risks and uncertainties may include, among others: the consummation of the sale of the Federal Business and statements related to the Company’s pursuit of other strategic alternatives. Actual results could differ from those projected due to numerous factors, including, without limitation, the parties’ ability to successfully complete the sale of the Federal Business; the timing for completion; unanticipated delays and transaction expenses; and the ability of the Company to consummate other strategic alternatives. Additional risk factors are included in the Company’s Annual Report on Form 10-K for the fiscal year ended March 31, 2018 and in the Company’s Current Report on Form 8-K filed on July 2, 2018. These forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and speak only as of the date of this Form 8-K. The Company expressly disclaims any obligation or undertaking to release publicly any updates or any changes in the Company’s expectations with regard thereto or any change in events, conditions or circumstances on which any statement is based.

Contact:
Black Box Corporation
David J. Russo
Executive Vice President, Chief Financial Officer and Treasurer
Phone: (724) 873-6788
Email: investors@blackbox.com

1000 Park Drive, Lawrence, PA 15055-1018 • (724) 746-5500 • FAX (724) 746-0746